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                                                                 EXHIBIT 10.5(e)

                        FORM OF STOCK OPTION GRANT NOTICE

Note: There is some variation from time to time in the forms used for grant notices. This exhibit reflects the substance of the notices used, without providing or describing the many immaterial variations.

                        * * * * * * * * * * * * * * * * *

                                NOTICE OF GRANT
                            -----------------------
                            MANAGEMENT STOCK OPTIONS

[Name and ID of recipient]

You have been granted a management stock option to purchase First Horizon National Corporation stock as follows:

================================================================================

Date of Grant:

Stock Option Plan:

Option Price per Share: [fair market value on grant date]

Total Number of Shares:

Total Fair Market Value of Shares Granted:

[A vesting schedule is provided in the notice. Vesting varies with the grade level of the option recipient and vesting practices are subject to change over time. Specific vesting schedules are omitted.]

Date Option Expires: [seven or ten years after grant date]
[At the time this exhibit is filed, options granted to senior executive officers have 7-year terms. Earlier options have had 7- and 10-year terms.]

This grant includes a performance accelerated feature that allows the grant to vest 100 percent in the first three years after grant if the company's closing stock price meets or exceeds the performance goal ($_____ for the [date] grant) for five consecutive business days.

Management stock options recognize your leadership and performance within the organization. This option is granted under and governed by the terms and conditions of FHN's [name of applicable plan].